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                                                                 Exhibit 4.14

FIRST AMENDMENT TO RIGHTS AGREEMENT


This First Amendment to Rights Agreement dated as of March 4, 1997 (the "Amendment"), by and between Fleming Companies, Inc., an Oklahoma corporation (the "Company") and Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Rights Agent").

  WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of February 27, 1996 and effective as of the close of business on July 6, 1996 (the "Rights Agreement"); and

  WHEREAS, the purpose of this Amendment is to accelerate the Final Expiration Date of the Rights Agreement from close of business on July 5, 2006 to close of business on April 30, 1997; and

  WHEREAS, the Company and the Rights Agent mutually desire to amend the Rights Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. The Amendment. Section 7(a) of the Rights Agreement is amended in its entirety as follows:

"Section 7  Exercise of Rights; Purchase Price; Expiration Date of Rights.
(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on April 30, 1997 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof."

2. The Agreement. The term "Agreement", as used in the Rights Agreement and in this Amendment shall hereafter mean the Rights Agreement as amended by this Amendment. The Rights Agreement, as amended hereby, shall continue in full force and effect in accordance with the terms thereof.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first above written.


FLEMING COMPANIES, INC.
Attest:


By  /s/ David R. Almond                By /s/ Robert E. Stauth
        David R. Almond, Senior               Robert E. Stauth, Chairman

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        Vice President, General               and Chief Executive Officer
        Counsel and Secretary

LIBERTY BANK AND TRUST COMPANY
OF OKLAHOMA CITY, N.A.
Attest:


By                                            By /s/ John H. Brown
                                                     John H. Brown
        Assistant Secretary                          Senior Vice President











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